Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
FIRST QUARTER 2014 RESULTS

May 1, 2014 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company”) today reported revenues of $264.5 million and net income of $60.4 million for the three months ended March 31, 2014. Diluted earnings per share were $0.27, with weighted average shares outstanding of 207.2 million. Adjusted EBITDA was $102.3 million.

D. Keith Mosing, Frank’s International’s Chairman, Chief Executive Officer and President said, “Frank’s International continues to grow, led by our customers drilling deeper and more complex wells. Our Gulf of Mexico services revenue was up 17 percent year-over-year while our International Services revenue increased 7 percent year-over-year. Overall, our first quarter revenue was up 14 percent year-over-year and we are reaffirming our guidance for the full year. We expect 2014 to be our third record revenue year in a row. We continue to believe we are well positioned to service the needs of the industry's increasing exploration and development activity, especially offshore.”

First Quarter 2014 Results

•	Revenue was $264.5 million, up 13.7% compared to the first quarter of 2013, but down 6.2% compared to the fourth quarter of 2013

◦	International services revenue was $118.6 million, up 7.3% year-over-year, but down 3.0% compared to the fourth quarter of 2013

◦	U.S. Services revenue was $103.8 million, up 6.4% year-over-year, but down 8.7% compared to the fourth quarter of 2013

◦	Tubular Sales revenue was $42.2 million, up 71.9% year-over-year, but down 8.7% compared to the fourth quarter of 2013

•	Net income was $60.4 million with $41.9 million, or $0.27 per share, attributable to common shareholders

•	Adjusted EBITDA totaled $102.3 million with an Adjusted EBITDA margin of 38.7%

•	Diluted earnings per share were $0.27 with weighted average shares outstanding of 207.2 million

•	Effective tax rate for the first quarter of 2014 was 20.9%

•	Cash flow from operations was $77.8 million, up 53.6% year-over-year

Adjusted EBITDA, Adjusted EBITDA margin and segment Adjusted EBITDA, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Adjusted EBITDA, segment Adjusted EBITDA and the other segment data discussed below do not include income from discontinued operations.

Segment Results

International Services
International Services revenue from external sales was $118.6 million in the first quarter of 2014, up 7.3% compared to the first quarter of 2013, but down 3.0% compared to the fourth quarter of 2013. First quarter revenue benefited from rig count increases in West Africa and new business opportunities in the Middle East and Far East. That growth was offset by declines in Latin America due to decreased business with customers in the region and Canada due to weather and non-productive rig time.

Segment Adjusted EBITDA for the first quarter of 2014 of $51.0 million was up 2.1% compared to the first quarter of 2013, and up 9.8% compared to the fourth quarter of 2013 . Segment Adjusted EBITDA margin for the first quarter was 43.0% of external revenue.

U.S. Services
U.S. Services revenue from external sales was $103.8 million in the first quarter of 2014, up 6.4% compared to the first quarter of 2013, but down 8.7% compared to the fourth quarter of 2013.

For the first quarter, onshore revenue within the U.S. Services segment of $36.1 million was down 9.2% year-over-year and down 15.2% compared to the fourth quarter of 2013. The declines were driven by the continued U.S. onshore competitive environment. The Company’s continued focus is on maintaining the pricing margin profile of this business.

Offshore revenue within the U.S. Services segment for the first quarter increased 17.1% year-over-year, but decreased 4.8% to $67.6 million compared to the fourth quarter of 2013. Sequential declines were due to weather and drilling delays including equipment testing and rig-related issues. Year-over year results continue to be positively impacted by deep and complex drilling activity in the deep water.

Segment Adjusted EBITDA of $41.9 million was down 2.1% compared to the first quarter of 2013 and down 14.4% compared to the fourth quarter of 2013. Segment Adjusted EBITDA margin was 40.4% of external revenue for the first quarter. Adjusted EBITDA was negatively impacted by increased compensation costs within cost of revenue and general and administrative expenses.

Tubular Sales
Tubular Sales revenue from external sales was $42.2 million in the first quarter of 2014, up 71.9% compared to the first quarter of 2013, but down 8.7% compared to the fourth quarter of 2013. Year-over-year increase in revenue was driven by sales of pipe for deep water projects. Deferred revenue was flat from the fourth quarter of 2013 at $62.7 million.

Segment Adjusted EBITDA for the first quarter was $9.4 million, up 44.2% compared to the first quarter of 2013, but down 36.4% compared to the fourth quarter of 2013. Segment Adjusted EBITDA margin was 22.2% of external revenue for the first quarter.

Capital Expenditures and Balance Sheet

Capital expenditures were $36.9 million during the first quarter of 2014. The Company’s consolidated cash balance at March 31, 2014 was $427.9 million compared to $404.9 million at December 31, 2013. Total debt at March 31, 2014 and December 31, 2013 was $0.4 million. At March 31, 2014, there was a combined $190.4 million of unused capacity under the Company’s $100.0 million multi-year and $100.0 million one-year credit facilities, net of outstanding letters of credit.

Dividends

The Company expects that its Board of Supervisory Directors (the “Board”) will declare a cash dividend of $0.075 per share (subject to applicable Dutch dividend withholding tax) at its next scheduled meeting on May 14, 2014 to all common stockholders of record as of May 30, 2014, and with a payment date on June 20, 2014, as part of its regular quarterly cash dividend program.  Any declaration and payment of dividends are subject to the determination by the Board and no assurances can be given that any such dividend will be declared as expected.

2014 Outlook

The company is reaffirming its full year 2014 outlook first issued on February 25, 2014.

For 2014, the Company expects full year International Services segment revenue to grow at least 10 percent. The Company expects full year revenue from the offshore portion of the U.S. Services segment to grow at least 10 percent, in line with deepwater and ultra-deepwater rig count increases. The land portion of the U.S. Services segment is expected to be down slightly year-over-year. For Tubular Sales the expectation is to grow at least 4 percent. The Company expects full year Adjusted EBITDA margin to be around 40 percent. The expected effective tax rate for 2014 is between 20 and 25 percent.

For the second quarter, the Company expects revenues to be between $270 million and $280 million, with Adjusted EBITDA margins to be around 40 percent.

Conference Call

The Company will host a conference call to discuss first quarter results on Friday, May 2, 2014 at 9:30 a.m. Central Time (10:30 a.m. Eastern Time). Participants may join the conference call by dialing (855) 674-1399 (for U.S. and Canada) or (386) 218-2315 (International). The conference access code is 26724038 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company's website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 26724038 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,000 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s web site, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this news release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss and other non-cash adjustments. The Company uses Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contacts:

Thomas Dunavant, Manager - Finance and Investor Relations
thomas.dunavant@franksintl.com
713-358-7343

FRANK'S INTERNATIONAL N.V.
COMBINED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Revenues:
Equipment rentals and services	$220,813	$234,378	$205,864
Products	43,679	47,694	26,709
Total revenue	264,492	282,072	232,573

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	83,991	81,393	67,577
Products	26,029	32,358	24,093
General and administrative expenses	59,451	64,739	43,925
Depreciation and amortization	21,193	21,489	17,693
(Gain) loss on sale of assets	(241)	(190)	23
Operating income	74,069	82,283	79,262

Other income (expense):
Other income	2,371	925	2,127
Interest expense, net	(44)	(160)	(202)
Foreign currency loss	(65)	(442)	(3,587)
Total other income (expense)	2,262	323	(1,662)
Income from continuing operations
before income tax expense	76,331	82,606	77,600
Income tax expense	15,969	6,158	6,303
Income from continuing operations	60,362	76,448	71,297
Income from discontinued operations	—	—	1,748
Net income	60,362	76,448	73,045
Net income attributable to
noncontrolling interests	18,499	21,363	18,845
Net income attributable to
Frank's International N.V.	$41,863	$55,085	$54,200

Basic earnings per common share
Continuing operations	$0.27	$0.36	$0.45
Discontinued operations	—	—	0.01
Total	$0.27	$0.36	$0.46

Diluted earnings per common share
Continuing operations	$0.27	$0.36	$0.41
Discontinued operations	—	—	0.01
Total	$0.27	$0.36	$0.42

Weighted average number of common
shares outstanding:
Basic	153.524	153,524	119,024
Diluted	207,202	201,275	172,000

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Revenue
International Services	$118,585	$122,256	$110,489
U.S. Services	103,755	113,645	97,557
Tubular Sales	42,152	46,171	24,527
Total	$264,492	$282,072	$232,573

Segment Adjusted EBITDA:
International Services	$51,028	$46,486	$49,959
U.S. Services	41,879	48,948	42,793
Tubular Sales	9,374	14,731	6,501
Corporate and other	—	50	(148)
Total	$102,281	$110,215	$99,105

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	March 31,	December 31,
	2014	2013
Cash and cash equivalents	$427,898	$404,947
Working capital	823,346	795,472
Property, plant and equipment, net	531,497	511,199
Total assets	1,608,627	1,561,195
Total debt	358	376
Series A preferred stock	705	705
Total stockholders' equity	1,132,351	1,097,432
Noncontrolling interest	249,609	235,895
Total equity	1,381,960	1,333,327

	Three Months Ended
	March 31,
	2014	2013

Net cash provided by operating activities	$77,810	$50,664
Net cash used in investing activities	(38,051)	(42,014)
Net cash used in financing activities	(16,207)	(44,235)
	23,552	(35,585)
Effect of exchange rate changes on cash activities	(601)	6,032
Increase (decrease) in cash and cash equivalents	$22,951	$(29,553)

Capital Expenditures	$36,902	$40,511

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES
($ In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Revenues	$264,492	$282,072	$232,573

Income from continuing operations	$60,362	$76,448	$71,297
Interest income (expense), net	44	160	202
Depreciation and amortization	21,193	21,489	17,693
Income tax expense	15,969	6,158	6,303
(Gain) loss on sale of assets	(241)	(190)	23
Foreign currency loss	65	442	3,587
Stock based compensation	4,889	4,700	—
IPO transaction-related costs	—	1,008	—
Adjusted EBITDA	$102,281	$110,215	$99,105

Adjusted EBITDA margin	38.7	39.1	42.6

ADJUSTED SEGMENT EBITDA RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Segment Adjusted EBITDA:
International Services	$51,028	$46,486	$49,959
U.S. Services	41,879	48,948	42,793
Tubular Sales	9,374	14,731	6,501
Corporate and other	—	50	(148)
Adjusted EBITDA Total	102,281	110,215	99,105
Interest expense, net	(44)	(160)	(202)
Income tax expense	(15,969)	(6,158)	(6,303)
Depreciation and amortization	(21,193)	(21,489)	(17,693)
Gain (loss) on sale of assets	241	190	(23)
Foreign currency loss	(65)	(442)	(3,587)
Stock based compensation	(4,889)	(4,700)	—
IPO transaction-related costs	—	(1,008)	—
Income from continuing operations	$60,362	$76,448	$71,297

FRANK'S INTERNATIONAL N.V.
EARNINGS PER SHARE CALCULATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Numerator - Basic
Income from continuing operations	$60,362	$76,448	$71,297
Less: Net income attributable to
noncontrolling interest	(18,499)	(21,363)	(18,845)
Discontinued operations attributable
to noncontrolling interest	—	—	448
Less: Preferred stock dividends	—	—	—
Income from continuing operations
attributable to common shareholders	41,863	55,085	52,900
Income from discontinued operations
attributable to FINV	—	—	1,300
Net income attributable to
common shareholders	$41,863	$55,085	$54,200

Numerator - Diluted
Income from continuing operations
applicable to common shareholders	$41,863	$55,085	$52,900
Add: Net income attributable to
noncontrolling interest (1)	14,560	18,796	18,845
Add: Preferred stock dividends	—	—	—
Diluted income from continuing
operations applicable to
common shareholders	56,423	73,881	71,745
Income from discontinued operations
attributable to FINV	—	—	1,300
Dilutive net income available to
common shareholders	$56,423	$73,881	$73,045

Denominator
Basic weighted average common shares	153,524	153,524	119,024
Exchange of noncontrolling interest
for common stock	52,976	52,976	52,976
Restricted stock units	702	775	—
Diluted weighted average common shares	207,202	207,275	172,000

Basic earnings per common share:
Continuing operations	$0.27	$0.36	$0.45
Discontinued operations	—	—	0.01
Total	$0.27	$0.36	$0.46

Diluted earnings per common share:
Continuing operations	$0.27	$0.36	$0.41
Discontinued operations	—	—	0.01
Total	$0.27	$0.36	$0.42

(1)	Adjusted for additional tax expense of $3.9 million and $2.6 million for the quarters ended March 31, 2014 and December 31, 2013, respectively.
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